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                                                                    Exhibit 1.18

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Agreement") is entered into as of the 8th day of November, 2001, by and between The Price Fund I, L.P., a Delaware limited partnership, with its principal office in Chicago, Illinois (the "Fund"), and LaSalle Bank National Association, a national banking association duly organized under the laws of the United States of America, with its principal office in Chicago, Illinois (the "Escrow Agent").

                                    RECITALS

     A. The Fund is a Delaware limited partnership whose general partner is Price Asset Management, Inc., an Illinois corporation (the "General Partner").

     B. The Fund proposes a public offering of 50,000 units of limited partnership interest in the Fund.

     C. The Fund desires that the Escrow Agent hold subscription payments in escrow during the Initial Subscription Period, and the Escrow Agent is willing to do so, upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. Definition of Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Prospectus (defined below). Whenever used herein, the following terms shall have the meanings ascribed below:

          (a) "Agreement" means this Escrow Agreement, as it may be amended from time to time.

          (b) "Escrow" means the escrow account, #62-8795-40-3, into which Subscription Payments will be deposited in accordance with this Agreement.

          (c) "General Partner" means Price Asset Management, Inc., in its capacity as the general partner of the Fund.

          (d) "Initial Closing Date" means the General Partner notifies the Escrow Agent that Subscriptions Agreements for a total of at least 1,000 Units have been accepted.

          (e) "Initial Offering Period" means the initial period for the offering of the Units, which is scheduled to commence on the effective date of the Registration Statement and will continue until the earlier to occur of December 31, 2002 or the Initial Closing Date.

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                                    AMENDMENT

THIS AMENDMENT (this "Amendment") to ESCROW AGREEMENT ("Current Agreement") is entered into as of November 12, 2002, by and between The Price Fund I, L.P., a Delaware limited partnership (the "Fund"), and LaSalle Bank National Association, a national banking association duly organized under the laws of the United States of America (the "Escrow Agent"). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Current Agreement.

                                    RECITALS

     A. The Fund and the Escrow Agent entered into the Current Agreement on November 8, 2001.

     B. The Fund and the Escrow Agent desire to amend the Current Agreement to extend the Initial Offering Period to December 31, 2003.


                                   AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. Amendments.

          (a) The Current Agreement is amended by replacing Section 1(e) with the following:

               "Initial Offering Period" means the initial period for the offering of the Units, which is scheduled to commence on the effective date of the Registration Statement and will continue until the earlier to occur of December 31, 2003 or the Initial closing date.

          (b) The Current Agreement is amended by replacing Section 4(c) with the following:

               "If the Escrow Agent has not received written notice of the Initial Closing Date by the close of business on December 31, 2003 Unless extended by amendment of this Agreement), the Escrow Agent shall promptly return to the Subscribers whose Subscription Payments are then being held in the Escrow the amount of their Subscription Payments, together with any interest earned thereon."

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     2. Current Agreement Remains in Effect. Except as amended and modified by this Amendment, the Current Agreement remains in full force and effect and the Fund hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Current Agreement.

     3. Headings. Headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

     4. Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

     5. Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     6. Successors. This Amendment shall be binding upon and shall inure to the benefit of the Fund and the Escrow Agent and their respective successors and assigns.

                            [signature page attached]

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE FUND:

THE PRICE FUND I, L.P.

By:      Price Asset Management, Inc.
         General Partner

By: /s/ Walter Thomas Price, III
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      Walter Thomas Price, III

ESCROW AGENT:

LASALLE BANK NATIONAL ASSOCIATION

By:   /s/ R. C. Bergman
   ------------------------------
Name: R. C. Bergman
Title:First Vice President